UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(a) of the Securities Exchange Act of 1934

Date of Report: December 3, 2004

DALECO RESOURCES CORPORATION
(Exact name of registrant as specified in Charter)

Nevada	0-12214	23-2860739
(State or other jurisdiction	(Commission File No)	(IRS Employee Identification No.)
of Incorporation)

120 North Church Street, West Chester, Pennsylvania 19380
(Address of principal executive offices)

Registrant’s telephone number, including area code: 610-429-0181

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

     Material Contract:

     Daleco Resources Corporation and its wholly owned subsidiary, Clean Age Minerals, Inc. (collectively the “Company”) entered into a Memorandum of Understanding (“Agreement”) with Tecumseh Professional Associates, Inc., a New Mexico Company (“TPA”) for the management, development, exploitation and marketing (“Development”) of the Company’s Sierra Kaolin™, located in Sierra County, New Mexico (“Sierra Kaolin”).

     The Agreement provides for the Company and TPA to enter into a three (3) year (“Primary Term”) Operating License renewable for two (2) year additional terms (“Subsequent Term”). Profits from the Development will be split 65% to TPA and 35% to the Company. All costs and expenses incurred in the first year of operations will be borne 100% by TPA.

     The Agreement also provides that TPA will be entitled to purchase warrants for up to 1, 500,000 shares of the Company’s common stock at an exercise price of $.50 per share upon execution of the Operating License. The consideration for the warrants will be set forth in the Operating License.

     TPA has the right to purchase the Sierra Kaolin™ during the first year of the Primary Term and the first year of each Subsequent Term for the fair market value of the Sierra Kaolin™. The Company is not under an obligation to sell if it feels the price offered is not in the best interest of its shareholders.

     The Agreement will be attached as an exhibit to the Company’s annual report filed on Form 10-KSB.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daleco Resources Corporation

(Registrant)

Date: December 2, 2004	/s/ Gary J. Novinskie

Gary J. Novinskie, President